Exhibit 99.1

BALLY’S CORPORATION AMENDS AND RESTATES ITS COMMITMENT LETTER

TO INCREASE TERM LOAN AVAILABILITY TO $1.1 BILLION

Term Loan Proceeds Support Payment of New York State Casino License Fee

PROVIDENCE, R.I., - December 8, 2025 - Bally’s Corporation (NYSE: BALY) (“Bally’s” or the “Company”) announced today that it entered into an amended and restated commitment letter (the “A&R Commitment Letter”) which amends and restates the previously announced commitment letter entered into in July 2025. The A&R Commitment Letter increases the financing commitments to $600 million of initial term loan (the “Initial Term Loan”) and up to $500 million of delayed draw term loan (the “Delayed Draw Term Loan” and, together with the Initial Term Loan, the “Term Loans”). The commitments are provided by Ares Management Credit funds as well as King Street Capital Management and TPG Credit.

The proceeds from the Initial Term Loan, together with cash on the Company’s balance sheet and proceeds of the previously announced Sale and Leaseback of the Company’s Twin River Lincoln Casino, will be used for general corporate purposes, including the repayment of the Company’s existing term loan or any amounts drawn on the Company’s revolving credit facility, and the payment of fees and expenses in connection therewith. The proceeds from the Delayed Draw Term Loan will be used to pay or replenish liquidity used to pay licensing fees in connection with the Company’s New York State casino license and related fees and expenses.

The Term Loans will mature five years after the closing of the new financing, unless the Company's unsecured bonds due 2029 remain outstanding as of March 1, 2029, in which case the Term Loans will mature on March 1, 2029. The Term Loans will be secured by substantially all material assets of the Company and its wholly-owned subsidiaries, including the equity of Intralot S.A. held by the Company, but in any event subject to customary exceptions and exclusions such as assets held by Intralot S.A., The Star Entertainment Group Ltd, and certain development assets and subsidiaries including New York. The completion of the new financing is expected to occur in the first quarter of 2026, subject to customary closing conditions, including the completion of the Twin River Lincoln Casino Sale and Leaseback and the repayment of all of the Company’s existing term loan.

Bally’s Chairman of the Board, Soo Kim, commented, “We appreciate the strong support of our lenders, as the A&R Commitment Letter further strengthens Bally’s liquidity position while enabling continued investment in our strategic growth pipeline—spanning online gaming, our casino portfolio, and our expanding resorts developments.”

Citizens Capital Markets served as financial advisor to Bally’s Corporation. Fried, Frank, Harris, Shriver & Jacobson LLP served as legal advisor to Bally’s Corporation.

About Bally’s Corporation

Bally’s (NYSE: BALY) is a fast-growing national brand with 20 casinos internationally including 1 retail casino in Newcastle, UK, 11 states across the US, along with a golf course in New York and a horse racetrack in Colorado and holds OSB licenses in 13 jurisdictions in North America. It also owns Bally Bet, a first-in-class sports betting platform, and Intralot S.A. (ATSE: INLOT). As a global, entertainment-focused, omni-channel leader in retail and online gaming, Bally’s serves over 11 million domestic and 20 million international customers through its loyalty programs.

With 11,500 employees, its casino operations include approximately 17,700 slot machines, 630 table games, and 3,950 hotel rooms. Bally’s also has rights to developable land in Las Vegas at the site of the former Tropicana Las Vegas.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by Bally’s in this press release, its reports filed with the Securities and Exchange Commission (“SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for Bally’s to predict or identify all such events or how they may affect it. Bally’s has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include those included in Bally’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bally’s with the SEC. These statements constitute Bally’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Investor Contact	Media Contact
Mira Mircheva	Joseph Jaffoni, Christin Armacost
Chief Financial Officer	JCIR
401-475-8564	212-835-8500
ir@ballys.com	baly@jcir.com